Exhibit 99.1

January 15, 2008	Contact: Yvonne Gill 570-724-0247 yvonneg@cnbankpa.com
C&N ANNOUNCES FOURTH QUARTER 2007 UNAUDITED FINANCIAL RESULTS
FOR IMMEDIATE RELEASE:
     Wellsboro, PA — Citizens & Northern Corporation announced its unaudited, consolidated financial results for the fourth quarter 2007 and year ended December 31, 2007.
     Net income in the fourth quarter 2007 was $3,182,000, or $0.35 per share — basic and diluted, as compared to $0.32 per share — basic and diluted in both the third quarter 2007 and fourth quarter 2006. In comparison to the third quarter results, fourth quarter 2007 earnings were positively affected by a reduction in total noninterest expense of $535,000. In the third quarter 2007, one-time expenses totaling $427,000 were incurred, including professional fees associated with computer conversions and a loss on the disposition of telephone equipment. Net realized gains (pre-tax) from sales of securities amounted to $206,000 in the fourth quarter 2007, as compared to pre-tax securities losses of $68,000 in the third quarter 2007. The provision for loan losses was $300,000 in the fourth quarter 2007, with no provision recorded in the third quarter. The improvement in earnings in the fourth quarter 2007 over the fourth quarter 2006 includes an increase in the interest margin of $1,183,000 and higher noninterest income of $446,000, partially offset by $590,000 lower realized gains on sales of securities. The higher revenue levels in 2007 include the impact of the acquisition of Citizens Bancorp, Inc. in May 2007.
     On an annual basis, net income was $10,424,000 in 2007, or $1.19 per share — basic and diluted, down from $11,986,000 or $1.42 per share — basic and diluted in 2006. Return on average assets was 0.88% in 2007 and 1.06% in 2006. Return on average equity was 7.52% in 2007 and 9.14% in 2006. Cash dividends declared were $0.96 per share in both 2007 and 2006. Annual earnings for 2007 were impacted by a substantial decline in realized securities gains, as net (pre-tax) gains totaled $127,000 in 2007 as compared to $5,046,000 in 2006. The lower net securities gains in 2007 reflect two significant factors: (1) management’s decision in the second quarter 2007 to restructure the securities portfolio by selling mortgage-backed securities for a realized loss of $2,045,000, with the proceeds reinvested at higher yields, and (2) lower levels of realized gains from sales of bank stocks in 2007, due to lower market valuations of financial stocks. Excluding gains and losses on sales of available-for-sale securities, net of tax, and excluding the impact of reinvestment of proceeds from sales, net income per share was $1.18 — basic and diluted — in 2007, as compared to $1.03 (basic) and $1.02 (diluted) in 2006.
     C&N’s acquisition of Citizens Bancorp, Inc., which became effective May 1, 2007, contributed significantly to the annual growth levels reported in the following unaudited financial ratios:
•	Total assets amounted to $1,283,746,000 as of December 31, 2007, up $156,378,000 or 13.9% from December 31, 2006. Total assets increased $88,715,000 in the fourth quarter 2007, including the effects of securities purchases totaling approximately $86 million, funded mainly by borrowings.

•	Net loans increased 7.0%, to $727,082,000 at December 31, 2007 from $679,300,000 at December 31, 2006. Net loans decreased $10,326,000 in the fourth quarter 2007, mainly due to repayment of a commercial loan of $13,750,000.

•	Total deposits and repo sweep accounts increased 10.7%, to $874,181,000 at December 31, 2007 from $789,607,000 at December 31, 2006. Total deposits and repo sweeps increased $6,963,000 in the fourth quarter 2007.

•	Total shareholders’ equity increased to $137,781,000 at December 31, 2007 from $129,888,000 at December 31, 2006. The issuance of common shares to the former Citizens Bancorp, Inc. shareholders was the main reason for the annual increase in equity. In the fourth quarter 2007, total shareholders’ equity declined $2,602,000, as a result of a reduction in accumulated other comprehensive income due to unrealized losses on available-for-sale securities. The unrealized losses are primarily from trust preferred securities issued by banking companies, for which management believes the losses to be temporary and not expected to be realized through earnings. Also in the fourth quarter 2007, shareholders’ equity increased by the effect on accumulated other comprehensive income of a decision to freeze and terminate the defined benefit pension plan. Management expects C&N to record a settlement loss in the income statement from termination of the plan in 2008 in an amount ranging from $500,000 to $1,000,000. Annual pension expense in 2007, which will not recur after settlement and funding of the final plan obligations, amounted to $495,000 in 2007.

•	Assets under management by C&N’s Trust and Financial Management Group increased 27.3%, to $659,193,000 at December 31, 2007 from $517,775,000 at December 31, 2006. The increase in Trust assets under management resulted from the acquisition of Citizens

Bancorp, Inc., market value appreciation and new business. Trust revenues increased $1,031,000, or 42.8%, for the year in 2007 as compared to 2006.
     Citizens & Northern Corporation is the parent company of Citizens & Northern Bank and First State Bank. Citizens & Northern Bank is a local, independent community bank providing complete financial, investment and insurance services through 24 full service offices throughout Tioga, Bradford, Sullivan and Lycoming counties in Pennsylvania, and through the Citizens Trust Company locations in Coudersport, Emporium and Port Allegany. Citizens Trust Company can be found on the worldwide web at www.citizenstrustcompany.com. First State Bank provides banking services through its offices in Canisteo and South Hornell, NY. C&N can be found on the worldwide web at www.cnbankpa.com. First State Bank can be found on the web at www.fsbcanisteo.com. The Company’s stock is listed on NASDAQ Capital Market Securities under the symbol CZNC.
Safe Harbor Statement: Except for historical information contained herein, the matters discussed in this release are forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the following: changes in monetary and fiscal policies of the Federal Reserve Board and the U.S. Government, particularly related to changes in interest rates; changes in general economic conditions; legislative or regulatory changes; downturn in demand for loan, deposit and other financial services in the Corporation’s market area; increased competition from other banks and non-bank providers of financial services; technological changes and increased technology-related costs; changes in management’s assessment of realization of securities and other assets; and changes in accounting principles, or the application of generally accepted accounting principles. Citizens & Northern disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.